Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The General Partner
Essex Portfolio, L.P.

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-187561) of Essex Portfolio, L.P. of our report dated February 26, 2014, with respect to the consolidated balance sheets of Essex Portfolio, L.P. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, capital, and cash flows, for each of the years in the three-year period ended December 31, 2013 and the related financial statement schedule III as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10‑K of Essex Property Trust, Inc. and Essex Portfolio, L.P.

/s/ KPMG LLP
KPMG LLP

San Francisco, California
February 26, 2014